EXHIBIT 99.01



             SECOND AMENDMENT TO FOUR MEDIA COMPANY 1997 STOCK PLAN

THIS SECOND AMENDMENT TO FOUR MEDIA COMPANY 1997 STOCK PLAN, dated as of April 10, 2000 (the "Second Amendment"), is made and adopted by FOUR MEDIA COMPANY, a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the 1997 Stock Plan (as defined below).

                                    RECITALS

      WHEREAS, the Company was party to an Agreement and Plan of Merger, dated as of December 6, 1999 (the "Merger Agreement"), among AT&T Corp. ("AT&T"), D-Group Merger Corp., a wholly owned subsidiary of AT&T ("Merger Sub"), and Liberty Media Corporation;

      WHEREAS, the Merger Agreement provided for the merger (the "Merger") of Merger Sub with and into the Company, with the Company remaining as the surviving corporation in the Merger;

      WHEREAS, the Merger became effective on April 10, 2000 (the "Effective Date");

      WHEREAS, pursuant to the Merger Agreement, all Company Stock Options (as defined in the Merger Agreement) are to be converted into Rollover Options (as defined in the Merger Agreement) on the Effective Date;

      WHEREAS, the Merger Agreement, and its provision for the Rollover Options, were approved by the Board of Directors of the Company on December 3, 1999;

      WHEREAS, this Second Amendment does not impair the rights of any Optionee and therefore does not require the written consent of any Optionees pursuant to
Section 14 of the Four Media Company 1997 Stock Plan, as amended by the First Amendment to Four Media Company 1997 Stock Plan (the "Former Plan", and, as amended by this Second Amendment, the "1997 Stock Plan");

      WHEREAS, the Company desires to amend the Former Plan to, among other things, make the adjustments to the Former Plan, as contemplated by the Merger Agreement, so that (i) all Company Stock Options issued under the 1997 Stock Plan are converted into options for that number of shares of AT&T's Class A Liberty Media Group Common Stock, par value $1.00 per share ("Tracking Stock"), equal to the number of shares of the Company's common stock subject to such Company Stock Option immediately prior to the Effective Date multiplied by
0.32258 and (ii) all Optionees may elect to receive a cash payment from Liberty in lieu of receiving shares of Tracking Stock;

      WHEREAS, a notice to Optionees describing the adjustments to the Company Stock Options was distributed to all Optionees on March 23, 2000;

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      NOW,  THEREFORE,  in  consideration  of the foregoing,  the Company hereby amends the Former Plan as follows:

      1. The following definition of the following item in Section 2 of the Former Plan is hereby amended in its entirety to read as follows:

      "Common Stock" means AT&T's Class A Liberty Media Group Common Stock, par value $1.00 per share.

      2. The following terms are hereby added to Section 2 of the Former Plan in their respective appropriate alphabetical places:

      "AT&T" means AT&T Corp., a New York corporation.

      "Liberty" means Liberty Media Corporation, a Delaware corporation.

      3. The first paragraph of Section 3 of the Former Plan is hereby amended and restated to read in its entirety:

      "3. Stock Subject to the Plan. Subject to Section 12, the maximum aggregate number of Shares which may be subject to option and sold under the Plan is 2,023,049 Shares (the "Available Shares"). In no event, except as subject to Section 12, shall more than 532,257 Shares be available for issuance pursuant to Incentive Stock Option grants under the Plan. Of the Available Shares, the maximum aggregate number of Shares which may be subject to Special Options (as defined below) granted pursuant to the Employment Agreements (as defined below) is 1,032,256 Shares. For purposes of this Plan, "Special Options" shall mean those Options granted to the Chief Executive Officer of the Company, the President and Chief Administrative Officer of the Company, and the President
- Broadcast, Syndication and Manufacturing of the Company (collectively, the "Executives"), pursuant to those certain Employment Agreements (the "Employment Agreements"), each dated as of January 1, 1999, as amended to date, between the Company and each of the Executives."

      4. Section 5(d)(i) of the 1997 Stock Plan is hereby deleted in its entirety and replaced with the following paragraph:

      "(i) Except with respect to the Special Options, no Employee shall be granted, in any fiscal year of the Company, Options and Stock Purchase Rights to purchase more than 56,452 Shares."

      5. Section 12 of the Former Plan is hereby amended to read in its entirety:

      "12.  Adjustments Upon Changes in Capitalization or Merger.

            (a) Changes in Capitalization. Subject to any required action by AT&T's stockholders or holders of Common Stock, the number of Shares of Common Stock covered by each outstanding Option or Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation

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or expiration  of an Option or Stock  Purchase  Right,  as well as the price per
Share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by AT&T. The conversion of any securities convertible into shares of Common Stock shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by Liberty (with the prior written consent of AT&T), whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by AT&T of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Option or Stock Purchase Right.

            (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of (i) the Company or (ii) the Liberty Media Group (as defined in the Merger Agreement), the Administrator shall notify the Optionee at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, the Option or Stock Purchase Right shall terminate immediately prior to the consummation of such proposed action.

            (c) Merger or Asset Sale. In the event of a merger or other businesscombination affecting AT&T or any subsidiary thereof, and, as a result of such merger or other business combination, the Common Stock is converted into or mandatorily exchanged for securities of another entity, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be exercisable. If an Option or Stock Purchase Right is exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option or Stock Purchase Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets."

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      6.  Section  16 of the  Former  Plan  is  hereby  amended  to  read in its entirety:
            "Reservation of Shares. AT&T, pursuant to the Merger Agreement, has agreed that Shares of Common Stock to be issued pursuant to the terms of this Plan will be duly authorized, validly issued, fully paid and non-assessable."

      7. The first paragraph of Section 2(b) of the Four Media Company 1997 Stock Option Agreement, which is attached to the 1997 Stock Plan, is hereby amended to read in its entirety:

                  "(b) Method of Exercise. This Option shall be exercisable by written notice (in the form attached as Exhibit A) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price, if applicable. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price, if applicable."

      8. The following sentence of Section 11(e) of the Four Media Company 1997 Stock Option Agreement, which is attached to the 1997 Stock Plan, is hereby deleted in its entirety, because it is no longer applicable:

      "However, if such Shares are held for more than one year but less than 18 months, any gain will be treated as a mid-term gain."

      9. Exhibit A to the Four Media Company 1997 Stock Option Agreement, which is attached to the 1997 Stock Plan, is hereby deleted in its entirety and is replaced with Exhibit A attached to this Second Amendment. As stated in Exhibit A, Optionees may make a Cash Election (as defined in Exhibit A) in lieu of receiving Shares upon exercising their Options.

      10. This Second Amendment shall be and is hereby incorporated in and forms a part of the 1997 Stock Plan.

      11. All other terms and provisions of the 1997 Stock Plan shall remain unchanged except as specifically modified herein.

      12. The 1997 Stock Plan, as amended by this Second Amendment, is hereby ratified and confirmed.

      13. This Second Amendment shall be interpreted and enforced under the internal laws of the State of California without regard to conflicts of laws thereof.

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I hereby certify that the foregoing Second Amendment was duly adopted by the
Board of Directors of Four Media Company on December 3, 1999.


                                          By: /s/ Robert T. Walston
                                              ---------------------
                                              Robert T. Walston
                                              Chief Executive Officer